Exhibit 99

Titan Chairman/CEO Offers 2009 Goals

QUINCY, Ill. - December 8, 2008 - Titan International Inc. Chairman and CEO Maurice M. Taylor Jr. offers his goals for the company in 2009, including a look to year-end 2008.

In December 2007, Taylor stated that Titan should end 2008 with $920 million to $1 billion in revenue. As mentioned on the third quarter conference call, Taylor believes Titan could exceed $1 billion in revenue for the year 2008.

“It has been a remarkable year for Titan and its employees,” noted Taylor. “No one outside of this corporation will ever know how great this team of Titan employees are.

“In the past two months I’ve visited the oil sands, mines, farm equipment dealers, farmers and executives of major farm original equipment manufacturers. It’s hard to believe with all the gloom on Wall Street, television and clueless politicians’ commentary that 2009 should be a great year, but that is what I see.”

Taylor set Titan’s sales revenue goal for 2009 at $1.175 to $1.35 billion. While a large spread, material cost is expected to be down in the second quarter of 2009, lowering pricing. Material cost for the second half of the year could be more unpredictable and may possibly require higher pricing.

“If you were to base this on unit sales, I believe 2009 would show a 20 to 30% growth over 2008,” said Taylor. “Titan’s group presidents Ron Schildt and Bill Campbell will base the year on these goals, all the while striving to maximize them.”

Titan’s EBITDA goal has been set at $170 to $190 million for 2009 by Taylor. This goal will require better efficiency at the company’s tire facilities, which should happen as a result of the completion of the super giant tire project realignment. Capital expense is also expected to drop after first quarter 2009 due to the completion of the super giant tire project. Taylor has set Titan’s goal for positive operating cash flow at over $100 million in 2009.

“I appreciate the concern over lower commodity prices and its affect on business, but if you look at these commodity prices, they are still higher than in 2006. So be merry, a new year is coming,” said Taylor.

A conference call with Taylor will be held at 9 a.m. Eastern on Thursday, December 11, 2008, for investors who would like to discuss his 2009 goals for Titan. To participate, call (800) 230-1951 or for international (612) 332-0636.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489